Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the registration statement on Form N-6 of NYLIAC Variable Universal Life Separate Account-I of (i) our report dated March 13, 2019, relating to the statutory financial statements and financial statement schedules of New York Life Insurance and Annuity Corporation, and (ii) our report dated March 21, 2019 (the “Report”), relating to the financial statements of each Investment Division of NYLIAC Variable Universal Life Separate Account–I listed in the Report, which appear in such Registration Statement (333-222196). We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 10, 2019